                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

(Print or Type Responses)
________________________________________________________________________________
1.   Name and Address of Reporting Person*

FOSTIN CAPITAL ASSOCIATES II, L.P.
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   (Last)                            (First)              (Middle)
c/o  ADAMS CAPITAL MANAGEMENT
518 BROAD STREET
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                                    (Street)

SEWICKLEY                               PA                  15143
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   (City)                            (State)                (Zip)

________________________________________________________________________________
2.   Date of Event Requiring Statement (Month/Day/Year)

          12/06/99
________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

________________________________________________________________________________
4.   Issuer Name and Ticker or Trading Symbol

AIRNET COMMUNICATIONS CORPORATION (ANCC)
________________________________________________________________________________
5.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

________________________________________________________________________________
6.   If Amendment, Date of Original (Month/Day/Year)


________________________________________________________________________________
7.   Individual or Joint/Group Filing  (Check applicable line)

     [ ]  Form Filed by One Reporting Person

     [X]  Form Filed by More than One Reporting Person

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             Table I -- Non-Derivative Securities Beneficially Owned
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
                                                                 3. Ownership Form:
                                      2. Amount of Securities       Direct (D) or
1. Title of Security                     Beneficially Owned         Indirect (I)       4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                            (Instr. 4)                 (Instr. 5)            (Instr. 4)
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

   COMMON STOCK                              15,065                  (1)                    (1)
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

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     5(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 3-07/99)

              Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

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
                                                                                                        5. Owner-
                                                    3. Title and Amount of Securities                      ship
                                                       Underlying Derivative Security                      Form of
                         2. Date Exercisable           (Instr. 4)                                          Derivative
                            and Expiration Date     ---------------------------------    4. Conver-        Security:
                            (Month/Day/Year)                               Amount           sion or        Direct      6. Nature of
                         ----------------------                            or               Exercise       (D) or         Indirect
                         Date       Expira-                                Number           Price of       Indirect       Beneficial
1. Title of Derivative   Exer-      tion                                   of               Derivative     (I)            Ownership
   Security (Instr. 4)   cisable    Date            Title                  Shares           Security       (Instr. 5)     (Instr. 5)
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
Series A Convertible
  Preferred Stock        Immed.                     Common Stock           3,748            $.00374740         (1)       (1)
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Series D Convertible
  Preferred Stock        Immed.                     Common Stock           3,424            $.01506477         (1)       (1)
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Series E Senior
  Convertible
  Preferred Stock        Immed.                     Common Stock          211,466           $.01506477         (1)        (1)
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Series F Senior
  Convertible
  Preferred Stock        Immed.                     Common Stock           37,890(1)        $.01506477         D
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
Explanation of Responses:

Explanation of Responses: (1) These securities are held directly by Fostin Capital Associates II ("Fostin"), a ten percent owner of the issuer, and indirectly by Fostin Capital Corp. )("Fostin Capital"), Joel P. Adams ("Adams"), William F. Woods ("Woods") and Thomas M. Levine ("Levine"), General Partners of Fostin, Fostin Capital, Adams, Woods and Levine disclaim beneficial ownership of these securities except to the extent of their respective pecuniary interests therein.

FOSTIN CAPITAL ASSOCIATES II, L.P.
By:

          /s/ Joel P. Adams                                     12/6/99
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date
        Joel P. Adams, General Partner

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



Name:                    Fostin Capital Corp.

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Fostin Capital Associates II, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement:     12/06/99

                         FOSTIN CAPITAL CORP.


                         /s/ Joel P. Adams
Signature:               --------------------------------------------------
                         Joel P. Adams, Vice President


Name:                    Joel P. Adams

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designated Filer:        Fostin Capital Associates II, L.P.

Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date of Event
Requiring Statement      12/06/99

                         /s/ Joel P. Adams
Signature:               --------------------------------------------------
                         Joel P. Adams


Name:                    William F. Woods

Address:                 c/o Adams Capital Management, Inc.
                         518  Broad Street
                         Sewickley, PA 15143

Designated Filer:        Foslin Capital Associates II, L.P.


Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)

Date fo Event
Requiring Statement      12/06/99

                         /s/ William F. Woods
Signature:               --------------------------------------------------
                         William F. Woods


Name:                    Thomas M. Levine

Address:                 c/o Adams Capital Management, Inc.
                         518 Broad Street
                         Sewickley, PA 15143

Designed Filer:          Fostin Capital Associates, II L.P.



Issuer and Ticker
Symbol:                  AirNet Communications Corporation (ANCC)


Date of Event
Requiring Statement:     12/06/99


                         /s/ Thomas M. Levine
Signature:               --------------------------------------------------
                         Thomas M. Levine